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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                                 AMENDMENT NO. 2

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d- 1(b)(c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d - 2(b)


                              ARGOSY GAMING COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    040228108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              RedSky Partners, LLC
                                800 Nicollet Mall
                                   25th Floor
                              Minneapolis, MN 55402

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               - with copies to -


                           Michael G. Tannenbaum, Esq.
                  Tannenbaum Helpern Syracuse & Hirschtritt LLP
                          900 Third Avenue - 13th Floor
                            New York, New York 10022
                                 (212) 508-6700

                                 March 15, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_|  Rule 13d-1-(b)
           |X|  Rule 13d-1-(c)
           |_|  Rule 13d-1-(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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---------                                                      -----------------
CUSIP No. 040228108                  13G/A                     Page 2 of 6 Pages
---------                                                      -----------------

1. Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only)

   RedSky Partners, LLC
   -----------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a)   |_|
   (b)   |_|

3. SEC Use Only
                ----------------------------------------------------------------

4. Citizenship or Place of Organization:  Delaware

   Number of Shares       5.  Sole Voting Power  1,411,000 shares
   Beneficially                                  -------------------------------
   Owned by               6.  Shared Voting Power    0
   Each                                           ------------------------------
   Reporting              7.  Sole Dispositive Power  1,411,000 shares
   Person                                             --------------------------
   With                   8.  Shared Dispositive Power      0
                                                        ------------------------

9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,411,000 shares
                                                                ----------------

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------

11.Percent of Class Represented by Amount in Row 9     4.80%
                                                      ------

12.Type of Reporting Person (See Instructions)  OO
                                               ---------------------------------





                                Page 2 of 6 Pages


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CUSIP No. 040228108


ITEM 1(a)  NAME OF ISSUER:

Argosy Gaming Company (the "Issuer")


ITEM 1(b)  ADDRESS OF ISSUER:
219 Piasa Street
Alton, IL  62002


ITEM 2(a)  NAME OF PERSON FILING:

RedSky Partners, LLC ("RedSky")


ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the reporting person is:

800 Nicollet Mall
25th Floor
Minneapolis, Minnesota 55402


ITEM 2(c)  CITIZENSHIP:

USA


ITEM 2(d)  TITLE OF CLASS OF SECURITIES:

Common Stock


ITEM 2(e)  CUSIP NUMBER:

040228108


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR 13d-2(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, CHECK WHETHER THE FILING PERSON IS A:


                                Page 3 of 6 Pages

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CUSIP No. 040228108

      a.    |_|    Broker or dealer registered under Section 15 of the Act,

      b.    |_|    Bank as defined in Section 3(a)(6) of the Act,

      c.    |_|    Insurance Company as defined in Section 3(a)(19) of the Act,

      d.    |_|    Investment Company registered under Section 8 of the
                   Investment Company Act,

      e.    |_|    Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

      f.    |_|    Employee Benefit Plan, or Endowment Fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F),

      g.    |_|    Parent Holding Company or Control Person, in accordance with
                   Rule 13d-1(b)(ii)(G); (Note: see Item 7)

      h.    |_|    A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);

      i.    |_|    A church plan that is excluded from the definition of an
                   investment company under section 3(c)(14) of the Investment
                   Company Act of 1940;

      j.    |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4     OWNERSHIP:

     (a) AMOUNT BENEFICIALLY OWNED: As of March 15, 2004 RedSky sold a portion of shares of the issuer held on behalf of a number of private investment vehicles advised by RedSky and now holds less than 5% of a class of shares of the issuer.

     (b) PERCENTAGE OF CLASS: 4.80% (calculated based on 29,390,259 common shares outstanding as of March 8, 2004, as reported in the latest Form 10K of the Issuer).

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 1,411,000 shares



         (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE:

              0







                                Page 4 of 6 Pages

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CUSIP No. 040228108


           (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                 1,411,000 shares


           (IV)  SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

                 0

ITEM 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X.


ITEM 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable


ITEM 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable


ITEM 9     NOTICE OF DISSOLUTION OF GROUP:

           Not applicable


ITEM 10    CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                Page 5 of 6 Pages

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CUSIP No. 040228108


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




March 18, 2004
------------------------------------
DATE


REDSKY PARTNERS LLC

BY:        /S/ GREGG D/ GROECHEL
           -------------------------
           SIGNATURE


           Gregg D. Groechel, Member
           -------------------------
           NAME/TITLE



















                                Page 6 of 6 Pages